Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (hereinafter, “Agreement”) is made and entered into effective as of January 1, 2016 (“Effective Date”), by and between MEDBOX, INC., a Nevada corporation qualified to do business in and with its principal office in Los Angeles, California (hereinafter, the “Company”), and CLINT PYATT, a California-domiciled individual (hereinafter, “Executive” or “you”), as follows:

1. Employment.

During the Term of this Agreement (as defined in Section 3 below), the Company shall employ Executive, and Executive shall exclusively serve the Company as its Chief Operating Officer, subject to Section 4 hereof.

2. Place of Employment.

Executive shall be afforded an office and support services commensurate with Executive’s position. Executive’s office will be located in Los Angeles, California, or at such other location as may be determined by the Company’s CEO his sole discretion.

3. “At Will” Employment.

Executive’s employment hereunder will be on an “at-will” basis. Either Executive or the Company may terminate Executive’s employment at any time, with or without cause or any other reason, with or without notice, subject to payment of any applicable severance pursuant to Section 9 of this Agreement. The “Term” of this Agreement shall commence on the Effective Date, and shall expire when Executive’s “at will” employment is terminated as provided herein.

4. Duties and Responsibilities.

Executive is employed exclusively to serve as the Company’s Chief Operating Officer. Executive shall provide senior management services and shall perform such duties relating thereto as may be determined and assigned to Executive from time to time by the Company’s Board of Directors or by its President and Chief Executive Officer, to whom Executive shall report. During the term of this Agreement, Executive shall faithfully and diligently devote his best efforts, knowledge and skill and shall devote substantially all of his working time (including regular business hours and as otherwise reasonably necessary to fulfill his duties) and attention to the performance of his duties on behalf of the Company.

5. Compensation.

5.1 Base Salary. During the Term of this Agreement, Executive shall be paid as compensation for all services to be rendered by him under this Agreement an annual base salary of two hundred forty thousand Dollars ($240,000), to be paid to Executive through the Company’s normal payroll, less all applicable federal, state and/or local taxes and other authorized payroll deductions. Such base salary shall be subject to annual increases of from 5% to 7% as determined by the Board of Directors, based on performance and profitability.

5.2 Bonuses.

(a) Cash Bonus. Executive shall be eligible to receive an annual cash bonus with a target of one hundred thousand dollars ($120,000) per year, based on Executive’s achievement of mutually agreed upon annual goals.

(b) RSU Bonus. Executive shall be eligible to receive an annual bonus of the Company’s restricted stock units (RSUs) with a target (as determined solely by the Board of Directors) of one hundred thousand dollars ($120,000) per year, based on Executive’s achievement of mutually agreed upon annual goals, which shall be fully vested upon grant.

(c) Eligibility. In order to be eligible for any bonus under paragraphs (a), (b) or (c) of this Section 5.2, Executive must be Actively Employed on the last business day of the employment period for which the bonus applies. For purposes of paragraphs (a) and (b) of this Section 5.2, the first employment period shall terminate December 31, 2016 and each successive employment period shall end on the anniversary thereof, and any earned bonuses shall be paid within 30 days of the termination date of the relevant employment period. For the purposes of this Agreement, “Actively Employed” means that you must be employed by the Company and must not have terminated this Agreement or given notice of your intent to terminate your employment and this Agreement.

(d) RSU Conditions. Your entitlement to any RSUs hereunder shall be subject to any and all applicable terms and conditions under the Company’s 2014 Equity Incentive Plan and related Restricted Stock Unit Award Agreements, which shall be on substantially similar terms and conditions as those that apply to similarly situated executive officers of the Company. The grant to you of any RSUs by the Company may subject you to personal income tax. If, due to restrictive provisions contained in the RSU Documents, the RSUs would be considered unvested stock, you may elect alternative tax treatment under Section 83b of the Internal Revenue Code. In order to make a Section 83b election, you must send a notice to the Internal Revenue Service within thirty (30) days after you receive the RSUs. You are advised to consult with your personal financial and tax advisor prior to making any Section 83b election as to the advisability of the resulting tax treatment.

5.3 Benefits; Insurance. Executive shall be entitled to participate in all other employee benefit plans, practices and programs maintained by the Company, as in effect from time to time, on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable employee benefit plans.

5.4 Expenses. The Company shall reimburse Executive, in accordance with the Company’s policy, for all reasonable expenses properly incurred by Executive in connection with the performance of Executive’s duties, upon presentation of appropriate receipts and back up documentation for such expenses.

5.5 Paid Time Off. Executive shall be entitled to a vacation benefit of three (3) weeks per year, and customary holiday and sick leave, in each case in accordance with Company policy.

6. Conflict of Interest.

Executive represents and warrants his execution and delivery of this Agreement, his performance of all the terms of this Agreement and his work for the Company do not and will not (a) breach, violate or conflict with any non-competition, invention assignment, or proprietary or confidential information agreement, or any other agreement, arrangement or understanding (whether written or oral) between Executive and any other party, or (b) create any conflict of interest with, or breach or violate any fiduciary duty or other legal obligation owed by Executive to any other party. Executive will not enter into any other agreement, arrangement or understanding with any other person or entity, either written or oral, that conflicts with or breaches or violates the terms of this Agreement or that would otherwise make the representations and warranties in the immediately preceding sentence untrue. You agree to resign your position as CEO of Corgreen by January 1, 2016.

7. Competition; Confidentiality.

During the Term of this Agreement, Executive shall not, directly or indirectly, engage or be interested in, or work or perform services for, whether as owner, partner, consultant, employee, agent or otherwise, any business, activity or enterprise in competition, directly or indirectly, with the Company’s business; provided, however, notwithstanding the foregoing, Executive may beneficially own (whether individually or as a member of a “group”), for investment purposes only, not more than 1% of any class of security listed on a national securities exchange or traded in the over-the-counter market.

Executive shall not, either during the Term of this Agreement or thereafter, except on behalf of the Company in the regular course of the Company s business, use, divulge, furnish or make accessible to any third person or organization any confidential or proprietary information concerning the Company or its business (including information relating to the Company’s assets, financial condition, direct and indirect shareholders, customers, clients and suppliers), except to the extent required by law, and provided that information now or hereafter in the public domain, other than as a result of unauthorized disclosure by Executive, shall not be deemed confidential or proprietary information.

8. Non-Solicitation of Employees; Non-Disparagement.

In order to enable the Company to maintain a stable work force and to operate its business, Executive agrees, during Executive’s employment with the Company and for a period of one year after the termination of that employment with the Company for any reason, not to solicit or encourage (nor direct or encourage anyone under his authority or control to solicit or encourage) any of the Company’s employees to leave the employment of the Company and/or to work elsewhere.

You shall not, directly or indirectly, in any manner or for any purpose whatsoever, disparage or communicate in negative terms, either verbally or in writing or in any other manner, about the Company and its business, products, services, customers, clients, affiliates, employees, officers, shareholders, directors, partners, representatives or agents, subject to applicable state and federal laws.

9. Termination.

9.1 “At-will” Employment. Executive’s employment with the Company is “at-will.” Either Executive or the Company may terminate Executive’s employment with the Company at any time, with or without cause or any other reason and with 60 day written notice if employee terminates, and subject to payment of any applicable severance pursuant to this Section 9.

If Executive’s employment terminates as a result of the death or “Disability” (as defined in Section 9.2 below) of Executive, or Executive’s resignation without “Good Reason” (as defined in Section 9.3 below), or is terminated by the Company for “Cause” (as defined in Section 9.4 below), then the Company shall have no further obligations to Executive other than the payment of compensation earned through the last day of employment, reimbursement for unreimbursed business expenses and such employee benefits as to which the Executive may be entitled under any employee benefit plans as to which the Executive is a participant.

9.2 Termination as a Result of Death or Disability. This Agreement shall terminate automatically upon the death of Executive. The Company may terminate this Agreement by 30 days written notice given by the Board of Directors of the Company to Executive of the Company’s election to terminate this Agreement following Executive’s Disability. For purposes of this Agreement, “Disability” means the inability of Executive to perform the essential functions of his position for either (i) 90 consecutive calendar days or (ii) 180 calendar days during any 12-month period by reason of physical or mental incapacity or impairment.

9.3 Resignation for Good Reason. The occurrence of any of the following shall be deemed to be “Good Reason” for the resignation of Executive:

(a) Failure of the Company to comply with the material terms of this Agreement.

(b) Any request by the Company for Executive to perform any act that is illegal under applicable law.

(c) A material reduction in the Executive’s base salary.

(d) A requirement by the Company that Executive performs services at a materially different geographic location.

(e) The Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law.

(f) A material, adverse change in the Executive’s authority, duties or responsibilities.

(g) A material, adverse change in the reporting structure applicable to the Executive.

The Executive cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 90 days of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate his employment for Good Reason within 180 days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

9.4 Termination by Company for Cause. For the purpose of this Agreement, “Cause” shall mean a good faith determination by the Company that Executive has engaged in any of the following:

(a) Theft, misappropriation or embezzlement of Company property, property of an officer, shareholder, director or employee, or property of any customer or supplier of the Company.

(b) Any conduct that constitutes unfair competition with the Company, breaches a material contractual or fiduciary duty to the Company, or is a material breach of a material Company policy, including, without limitation, as referred to under Section 9.6 below.

(c) Material dishonesty in the performance of Executive’s duties for the Company or fraud against the Company.

(d) Intentionally exceeding the scope of Executive’s authority as delegated or limited from time to time by the Company.

(e) Inducement by Executive of any customer, consultant, employee or supplier of the Company to breach any contract with the Company or cease or materially diminish its business relationship with the Company.

(f) Material and persistent failure to perform those duties assigned to Executive.

(g) Failure to devote adequate time to serving the Company.

(h) Conviction of, or guilty plea or plea of nolo contendere to, a crime punishable as a felony.

Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have ten (10) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances. Termination of the Executive’s employment shall not be deemed to be for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board (after reasonable written notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that the Executive has engaged in the conduct described above.

9.5 Termination Without Cause or Resignation for Good Reason. If Executive’s employment is terminated without “Cause” or if Executive resigns for Good Reason, then the Company shall continue to pay Executive his base salary (less all applicable federal, state and/or local taxes and other authorized payroll deductions) in accordance with the Company’s normal payroll practices, as set forth in Section 5.1, in accordance with the following schedule:

Termination within the first 24 months of this Agreement	6 months’ severance.
Termination after 24 months of this Agreement	12 months’ severance.

Executive’s right to receive this severance is conditioned on Executive’s signing and delivering to the Company prior to any such payment, and not revoking, a full release of claims in a form reasonably satisfactory to the Company, with carve-outs for post-termination severance payments, any previously vested equity-based awards, any right to indemnification or insurance coverage under the Company’s directors and officers liability coverage, COBRA coverage and rights under any retirement plan sponsored or maintained by the Company in which the Executive participates. If Executive does not sign and deliver the full release of claims within 21 days of the termination of his employment under this paragraph (provided the form of release has been provided to Executive by the Company on or prior to his termination date), then the Company shall have no further obligations to Executive other than the payment of compensation earned through the last day of employment. The date that the release becomes effective and is no longer subject to revocation shall be referred to as the “Release Effective Date.” If the severance provided for in this Section 9.5 is determined to be “nonqualified deferred compensation” that is subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409”) and the 21-day period following Executive’s termination of employment during which Executive has to consider the release begins in one calendar year and ends in a second calendar year, then the first base salary continuation installment shall be paid on the Company’s next regularly-scheduled payroll date that is no earlier than January 1st of the second calendar year and shall include the amount of any payments that would have been made before the Release Effective Date but for Executive’s termination of employment, and the remaining base salary continuation installments shall be payable on the Company’s regularly scheduled paydays that follow.

In any event, the payment of any applicable severance to Executive by the Company shall constitute the exclusive remedy of Executive with respect to any claim for termination of his employment or breach of this Agreement or any other claim of any nature which Executive may have or assert against the Company relating to his employment and/or any of its affiliates and/or each of their present and former members, directors, officers, employees, agents, attorneys, direct or indirect shareholders, related and affiliated companies and entities, predecessors, successors and assigns, and each and all of them, subject to the carve outs described above.

In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and any amounts payable pursuant to this Section 9 shall not be reduced by compensation the Executive earns on account of employment with another employer, except to the extent the Executive is entitled to health care insurance or automobile insurance in connection with such new employment.

9.6 Rules, Regulations and Policies. You are required to follow all rules, regulations and policies of the Company that are brought to your attention or of which you should reasonably be aware. This includes the entire content of any policies and procedures manual that may be adopted by the Company from time to time, as amended, if any, and as provided to you by the Company (the “Manual”). You will be given an opportunity to review the Manual and to acknowledge compliance with the policies and procedures therein once it is available. You will be responsible for regularly reviewing the Manual and will be held to strict compliance with its terms. Compliance with any policies outlined in the Manual, and with all applicable legislation and industry standards relevant to your employment or duties with the Company, is a condition of your employment. Notwithstanding the foregoing, in the event of any conflict between the terms hereof and any term in such Manual, the terms hereof shall prevail.

9.7 Access. Executive and the Company acknowledge and agree that the Company may require an employee (including Executive) to whom notice of termination is given to leave the Company premises immediately, and may bar the employee from unescorted access to the Company premises, so as to enable the Company, among other things, to secure Company and customer records and preserve Company and customer trade secrets and proprietary information.

10. Section 409A. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date (the “Specified Employee Payment Date”) or, if earlier, on the Executive’s death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

11. Indemnification. Executive shall be entitled to indemnification and coverage under the Company’s D&O liability insurance on substantially the same basis as similarly situated executed officers of the Company.

12. Miscellaneous.

12.1 Binding on Heirs. This Agreement shall be binding on and inure to the benefit of the parties hereto and on each of their heirs, executors, administrators, successors, and assignees.

12.2 Severability. The invalidity or unenforceability of any provision(s) of this Agreement under particular facts and circumstances will not affect the validity or enforceability either of other provisions of this Agreement or, under other facts and circumstances, of such provision(s). In addition, such provision(s) will be reformed to be less restrictive if under such facts and circumstances they would then be valid and enforceable.

12.3 Rights of the Company. Nothing in this Agreement shall limit the right of the officers, the Board of Directors and the shareholders of Company to manage the business affairs of the Company, including, without limitation, matters relating to personnel policies and procedures, benefits and conditions of work, or shall give to Executive any claim against Company with respect to any decision relating to the conduct of the business of Company, so long as that decision is not made in breach of any of the Company’s express covenants or obligations under this Agreement.

12.4 Sole and Only Agreement. This Agreement contains a complete statement of all agreements between the parties with respect to its subject matter and entirely supersedes all previous agreements, arrangements and understandings, written or oral, relating to its subject matter and cannot be amended, changed or modified except in writing, signed by the Company (upon prior approval of its Board of Directors) and Executive.

12.5 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California, without regard to principles of conflicts of laws.

12.6 No Waiver of Rights. The waiver or failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement in the future. Any waiver of any term or condition must be in writing executed by the party against whom the waiver is asserted.

12.7 Representations and Warranties. Executive represents and warrants to the Company that Executive is not bound by or subject to any contractual or other obligations that would be violated by Executive’s execution or performance of this Agreement.

12.8 Assignment of Rights. Executive expressly acknowledges and agrees that the Company’s rights under this Agreement may be transferred to or assigned and delegated by the Company to a successor to its business, whether by merger, consolidation or sale of substantially all of its assets. This Agreement may not be assigned nor delegated by Executive.

12.9 Consent to Arbitration. Except as is necessary for Executive and the Company to preserve their respective rights under this Agreement by seeking necessary equitable relief (including, but not limited to, the Company’s rights under Section 7 of this Agreement) from a court of competent jurisdiction, the Company and Executive agree that any and all disputes based upon, relating to or arising out of this Agreement, Executive’s employment relationship with the Company and/or the termination of that relationship, and/or any other dispute by and between the Company and Executive, including any and all claims Executive may at any time attempt to assert against the Company, shall be submitted to binding arbitration in California, pursuant to the American Arbitration Association’s (“AAA”) National Rules for the Resolution of Employment Disputes (the “Rules”), provided that the arbitrator shall allow for discovery sufficient to adequately arbitrate any statutory claims, including access to essential documents and witnesses, and otherwise in accordance with California Code of Civil Procedure § 1283.05, and provided further that the Rules shall be modified by the arbitrator to the extent necessary to be consistent with applicable law. The arbitrator shall be a retired judge of the California Superior Court, California Court of Appeal, or United States District Court, to be mutually agreed upon by the parties. If, however, the parties are unable to agree upon an arbitrator, then an arbitrator who is a retired judge of the California Superior Court, California Court of Appeal, or United States District Court, shall be selected by AAA in accordance with the Rules. The Company and Executive further agree that each party shall pay its own costs and attorneys’ fees, if any; provided, however, if either party prevails on a statutory claim that affords the prevailing party an award of attorneys’ fees, then the arbitrator may award reasonable attorneys’ fees to the prevailing party, consistent with applicable law. In any event, the Company shall pay any expenses Executive would not otherwise have incurred if the dispute had been adjudicated in a court of law, rather than through arbitration, including the arbitrator’s fee, any administrative fee and any filing fee in excess of the maximum court filing fee in the jurisdiction in which the arbitration is commenced. The Company and Executive further agree any hearing must be transcribed by a certified shorthand reporter, and the arbitrator shall issue a written decision and award supported by essential findings of fact and conclusions of law in order to facilitate judicial review. Said award and decision shall be issued within thirty (30) days of the completion of the arbitration. Judgment in a court of competent jurisdiction may be had on said decision and award of the arbitrator. For these purposes, the parties agree to submit to the jurisdiction of the state and federal courts located in Los Angeles, California.

12.10 Disclosure of Agreement. Executive hereby authorizes the Company to disclose this Agreement and his responsibilities hereunder to any person or entity, including, without limitation, future employers or clients.

12.11 Notices. Any and all notices given hereunder shall be in writing and shall be deemed to have been duly given when received, if personally delivered; upon receipt of telephonic or electronic confirmation, if transmitted by telecopy or electronic or digital transmission method; the day after the notice is sent, if sent for next day delivery to a domestic address using a generally recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice will be sent as follows:

If to the Company:	MEDBOX, INC.
600 WILSHIRE BLVD, SUITE 1500
Los Angeles, CA 90018
Attention: President
Telephone:

If to Executive:	Clint Pyatt

Either party may change its address and/or facsimile number for notice purposes by duly giving notice to the other party pursuant to this Section.

12.12 Survival. The rights and obligations contained in Sections 6 through 10, inclusive, of this Agreement shall survive the termination or expiration of this Agreement or of Executive’s employment with the Company, and shall be fully enforceable thereafter. Further, all other rights and obligations of the parties hereto, other than those applicable by their express terms only during the Term of this Agreement, shall survive any termination or expiration of this Agreement or of Executive’s employment with the Company, and shall be fully enforceable thereafter.

12.13 Independent Legal Advice. You acknowledge that you have had the opportunity to obtain independent legal advice with respect to the execution of this Agreement, or have willingly and knowingly waived that opportunity, and that, in any event, you have read, understand, and agree with all of the terms and conditions contained herein, including, without limitation, with respect to the tax treatment of any RSUs that may be granted to you.

12.14 Counterparts and Electronic Execution. This Agreement may be effectively executed and delivered in one or more counterparts and by facsimile, PDF, email or such other electronic format as determined by the parties hereto, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement to one another, intending legally to be bound hereby, as of the Effective Date.

“COMPANY”:	MEDBOX, INC., a Nevada corporation

	By:	/s/ Jeffrey Goh
	Its:	CEO

“EXECUTIVE”:	/s/ Clint Pyatt
Clint Pyatt